Exhibit 4.1

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities and certain provisions in our certificate of incorporation (the “Charter”) and bylaws (the “Bylaws”) as currently in effect. Because the following description is only a summary, it does not contain all of the information and is qualified in its entirety by our Charter and Bylaws, copies of which have been filed as exhibits to the Annual Report on Form 10-K of which this Exhibit is a part, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”). We encourage you to read our Charter, Bylaws and the applicable portions of the DGCL carefully. Capitalized terms used but not defined herein or in the Annual Report on Form 10-K shall have the meanings ascribed to them in the Charter or Bylaws, as applicable.

Authorized and Outstanding Capital Stock

Our Charter authorizes the issuance of 1,809,000,000 shares of all classes of our capital stock, consisting of:

•	1,700,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•	9,000,000 shares of Class B Common Stock, par value $0.0001 per share; and

•	100,000,000 shares of preferred stock, par value $0.0001 per share.

Class A Common Stock

We have two classes of authorized common stock: our Class A Common Stock and our Class B Common Stock. Holders of our Class A Common Stock and our Class B Common Stock generally have the same rights except with respect to voting and conversion.

Voting Rights

Class A Common Stock

Holders of our Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held of record by such holder at all meetings of our stockholders and on all matters properly submitted to a vote of our stockholders generally.

Class B Common Stock

Holders of our Class B Common Stock are entitled to twenty-five (25) votes for each share of Class B Common Stock held of record by such holder at all meetings of our stockholders and on all matters properly submitted to a vote of our stockholders generally.

Stockholder Votes

Holders of our common stock generally will vote together as a single class on all matters submitted to a vote of our stockholders (including the election and removal of directors), unless otherwise provided in our Charter or required by applicable law. Any action or matter submitted to a vote of our stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that our directors will be elected by a plurality of the votes cast and that an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of our Class A Common Stock and Class B Common Stock, voting together as a single class, is required to amend our Charter or approve any change of control transaction. Our stockholders will not be entitled to cumulate their votes in the election of our directors.

Delaware law could require holders of a class of our capital stock to vote separately as a class on any proposed amendment of our Charter if the amendment would increase or decrease the par value of the shares of that class or

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would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.

Holders of our common stock will not be entitled to vote on any amendment to our Charter that relates solely to the terms of one or more series of our preferred stock and on which the holders of such affected series are entitled to vote, either separately as a class or together with the holders of one or more other series of our preferred stock, pursuant to our Charter or by applicable law.

Conversion

Optional Conversion

Each share of our Class B Common Stock is convertible on a one-to-one basis at the option of the holder thereof into a share of our Class A Common Stock upon written notice to us.

Automatic Conversion

Each share of our Class B Common Stock will automatically convert on a one-to-one basis into a share of our Class A Common Stock upon any of the following:

•	Transfer by the holder, other than a Permitted Transfer (as defined in our Charter);

•	the death or permanent disability of the holder;

•

the first date on which the number of outstanding shares of our Class B Common Stock represents less than fifty percent (50%) of the number of shares of our Class B Common Stock that were outstanding as of the consummation of the Business Combination;

•	the date specified by the affirmative vote of the holders of more than fifty percent (50%) of the then-outstanding shares of our Class B Common Stock, voting as a separate class; and

•	the date that is seven (7) years from the consummation of the Business Combination.

Economic Rights

Except as otherwise expressly provided in our Charter or required by applicable law, shares of our Class A Common Stock and our Class B Common Stock have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:

Dividends and Distributions; Rights upon Liquidation

Shares of our Class A Common Stock and our Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Company’s Board of Directors (the “Board”) out of any of our assets or funds of legally available therefor; provided, however, that, if a dividend is paid in the form of our shares (or options, warrants or other rights to acquire shares) common stock, then holders of our Class A Common Stock will receive shares (or options, warrants or other rights to acquire shares) of our Class A Common Stock and holders of our Class B Common Stock will receive shares (or options, warrants or other rights to acquire shares) of our Class B Common Stock.

Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of our Class A Common Stock or our Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and our Class B Common Stock, each voting separately as a class.

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Upon the dissolution, distribution of assets, liquidation or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities, holders of our Class A Common Stock and our Class B Common Stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and our Class B Common Stock, each voting separately as a class.

Subdivisions, Combinations and Reclassifications

If we subdivide or combine any class of our common stock with any other class of our common stock, then each class of our common stock must be subdivided or combined in the same proportion and manner, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of our Class A Common Stock, and the outstanding shares of our Class B Common Stock, each voting separately as a class.

Mergers and Other Extraordinary Transactions

Our Charter provides that, in the case of any distribution or payment in respect of the shares of our Class A Common Stock or our Class B Common Stock, or any consideration into which such shares are converted, upon our consolidation or merger with or into any other entity, such distribution, payment or consideration that the holders of shares of our Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of our Class A Common Stock and our Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of our Class B Common Stock, or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of our Class B Common Stock relative to the holders of our Class A Common Stock than those contained in our Charter.

Additionally, our Charter prohibits us from entering into any agreement with respect to a tender or exchange offer by a third party unless such agreement provides for consideration to be paid or distributed to, or rights to be received by, our stockholders in the manner provided in the paragraph immediately above.

Other Rights

Our Charter and Bylaws do not provide for any preemptive or subscription rights with respect to our common stock, and there are no redemption or sinking fund provisions applicable to our common stock. All the outstanding shares of our common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our Charter authorizes the Board, to the fullest extent permitted by applicable law, to issue up to an aggregate of 100,000,000 shares of our preferred stock in one or more series from time to time by resolution, without further action by our stockholders, and to fix the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of our common stock) and any qualifications, limitations or restrictions thereof. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Election, Appointment and Removal of Directors

Our Charter provides for the election of directors at a meeting of stockholders in which a quorum is present by the affirmative vote of a plurality of the votes cast by stockholders entitled to vote.

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Subject to the rights of holders of any series of preferred stock to elect directors, our number of directors of shall be fixed from time to time by the Board, provided that unless otherwise approved by the Requisite Stockholder Consent (as defined in our Charter), the number of directors shall be no less than five (5) and not exceed twelve (12).

Subject to the rights of the holders of any series of preferred stock, no director may be removed from office except for cause and only with and immediately upon the Requisite Stockholder Consent.

Our Charter provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the Board, may be filled (i) prior to the Voting Threshold Date (as defined in our Charter), solely by our stockholders with the Requisite Stockholder Consent unless any such vacancy remains unfilled for at least sixty (60) days, in which case it may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.

Committees of the Board of Directors

Pursuant to our Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law. The Board established and will maintain an audit committee, a governance committee and a compensation committee, and may establish such other committees as it determines from time to time.

Anti-Takeover Effects of our Charter and Bylaws

Our Charter and Bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of us. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the Board, which we believe may result in improvement of the terms of any such acquisition in favor of our stockholders. However, these provisions also give the Board the power to discourage acquisitions that some stockholders may favor.

These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of the Company or our management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company and to reduce our vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.

Authorized but Unissued Capital Stock

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which our equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under our 2022 Long-Term Incentive Plan, 2022 Employee Stock Purchase Plan and our 2024 Inducement Equity Incentive Plan. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Charter or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

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Our Charter provides that an affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of our Class A Common Stock and our Class B Common Stock, voting together as a single class, is required to amend the Charter or approve any change of control transaction.

Dual-Class Structure

As described above, our Charter provides for a dual-class stock structure, which gives the holders of Class B Common Stock and certain of their affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of our capital stock, significant influence over all matters requiring stockholder approval, including the election of our directors and significant corporate transactions, such as a merger or other sale of the Company or all or substantially all of our assets. See “— Class A Common Stock — Voting Rights.”

Classified Board

The Board is divided into three classes, designated as Class I, Class II and Class III, with each member of the Board serving staggered three-year terms. This may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Special Meetings of Stockholders

Our Charter permits special meetings of our stockholders to be called only by the Board, the chairman of the Board, our chief executive officer, or, at any time at the request of our stockholders collectively holding voting power sufficient to provide the Requisite Stockholder Consent. These provisions might delay the ability of our stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of our directors from office.

Advance Notice Requirement for Stockholder Proposals and Director Nominations

The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Board. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide us with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the Board, or might discourage or impede an attempt by a potential acquirer of the Company to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of us.

Warrants

Legacy FiscalNote Warrants

At the effective time of the Business Combination, each warrant to purchase shares of Legacy FiscalNote capital stock (each, a “Legacy FiscalNote Warrant”) that was outstanding and unexercised immediately prior to the effective time of the Business Combination was assumed by us and converted into a warrant to purchase shares of our Class A Common Stock on the same terms and subject to the same conditions (including as to vesting and exercisability) as were in effect with respect to such Legacy FiscalNote Warrants immediately prior to the effective time, with appropriate adjustments to the number of shares of our Class A Common Stock underlying such warrant and the exercise price applicable thereto to account for the Business Combination.

DSAC Warrants

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At the effective time of the domestication of DSAC from the Cayman Islands to Delaware, each warrant to purchase DSAC ordinary shares (each, a “DSAC Warrant”) that was issued and outstanding immediately prior to the effective time of the domestication and not terminated pursuant to its terms was converted into a warrant to purchase shares of FiscalNote Class A Common Stock on the same terms and conditions (including as to vesting and exercisability) as were in effect with respect to such DSAC Warrant immediately prior to such effective time.

Public Warrants

In connection with the Business Combination, each previously outstanding public and private DSAC Warrant was adjusted to entitle the holder to purchase 1.571 shares of Class A Common Stock at a price of $11.50 per 1.571 shares, or $7.32 per share (such adjustment, the “Business Combination Warrant Adjustment”). Immediately following the Business Combination Warrant Adjustment, each whole warrant entitled the registered holder to purchase one share of our Class A Common Stock at a price of $7.32 per share, subject to further adjustment as discussed below, beginning 30 days after the consummation of the Business Combination, provided that we had an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering our Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to such our Class A Common Stock was available (or we permitted holders to exercise their respective warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares were registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder. On August 29, 2025, the Company effected a 1-for-12 reverse stock split (the “Reverse Stock Split”), pursuant to which every twelve (12) shares of the Company’s pre-split Class A Common Stock and pre-split Class B Common Stock were combined into one (1) share of the Company’s post-split Class A Common Stock or post-split Class B Common Stock, as the case may be, without any change in par value per share. The Reverse Stock Split applied to Class A Common Stock issuable upon the exercise of the Company’s outstanding warrants, with proportionate adjustments made to the exercise prices thereof. In connection with the Reverse Stock Split, each previously outstanding warrant was adjusted to entitle the holder to purchase 0.131 shares of Class A Common Stock at a price of $11.50 per 0.131 shares, or $87.791 per share (such adjustment, the “Reverse Split Warrant Adjustment”). As a result of the Reverse Split Warrant Adjustment, each whole warrant now entitles the registered holder to purchase one share of our Class A Common Stock at a price of $87.79 per share, subject to further adjustment as discussed below. Pursuant to the Warrant Agreement a holder may exercise its warrants only for a whole number of shares of our Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or July 29, 2027, or earlier upon redemption or liquidation.

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $11.45:

Once the warrants become exercisable, we may call the outstanding warrants for redemption (except as described herein with respect to the private placement warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $11.45 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations, changes in exercise price and the like).

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $6.36:

Once the warrants become exercisable, we may redeem the outstanding warrants:

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•	in whole and not in part;

•

at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A Common Stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A Common Stock;

•	if, and only if, the Reference Value equals or exceeds $6.36 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•

if the Reference Value is less than $11.45 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations, changes in exercise price and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Class A Common Stock may fall below the $11.45 redemption trigger price (as adjusted for stock sub-divisions, stock capitalizations, reorganizations, recapitalizations, changes in exercise price and the like) as well as the $87.79 warrant exercise price per share after the redemption notice is issued.

During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the Warrant Agreement. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted pursuant to Section 4.1 of the Warrant Agreement, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

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Redemption Date	≤	$6.36	$7.00	$7.64	$8.27	$8.91	$9.55	$10.18	$10.82	≥	$11.45
(period to expiration of warrants)
60 months		0.410	0.442	0.467	0.489	0.509	0.530	0.547	0.563		0.567
57 months		0.404	0.435	0.462	0.487	0.509	0.530	0.547	0.563		0.567
54 months		0.396	0.427	0.457	0.482	0.506	0.526	0.545	0.561		0.567
51 months		0.387	0.421	0.451	0.478	0.503	0.523	0.544	0.561		0.567
48 months		0.379	0.413	0.445	0.473	0.498	0.522	0.541	0.559		0.567
45 months		0.369	0.405	0.438	0.468	0.495	0.519	0.539	0.559		0.567
42 months		0.358	0.396	0.431	0.462	0.490	0.515	0.537	0.558		0.567
39 months		0.347	0.387	0.423	0.456	0.486	0.511	0.534	0.556		0.567
36 months		0.335	0.376	0.413	0.448	0.479	0.508	0.533	0.555		0.567
33 months		0.322	0.365	0.404	0.440	0.473	0.503	0.530	0.553		0.567
30 months		0.308	0.352	0.393	0.431	0.467	0.497	0.526	0.552		0.567
27 months		0.291	0.336	0.380	0.421	0.457	0.492	0.522	0.550		0.567
24 months		0.272	0.321	0.366	0.409	0.448	0.484	0.517	0.547		0.567
21 months		0.253	0.303	0.350	0.396	0.438	0.478	0.512	0.545		0.567
18 months		0.229	0.281	0.332	0.380	0.426	0.468	0.506	0.542		0.567
15 months		0.204	0.258	0.310	0.361	0.412	0.457	0.498	0.537		0.567
12 months		0.174	0.229	0.284	0.339	0.393	0.443	0.490	0.533		0.567
9 months		0.141	0.196	0.255	0.313	0.372	0.427	0.479	0.528		0.567

6 months	0.102	0.156	0.215	0.280	0.344	0.407	0.465	0.520	0.567
3 months	0.053	0.102	0.163	0.236	0.310	0.382	0.449	0.512	0.567
0 months	—	—	0.066	0.181	0.281	0.366	0.442	0.508	0.567

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $9.55 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.530 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $8.31 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.468 shares of Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.567 shares of Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical warrant redemption features, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the applicable common stock exceeds $11.45 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $6.36 per share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to

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redeem the warrants without the warrants having to reach the $11.45 per share threshold set forth above under “—Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $11.45.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the warrants when the Class A Common Stock are trading at a price starting at $6.36, which is below the exercise price of $87.79 per share, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to exercise their warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $87.79 per share.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A Common Stock, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.

The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Warrant Agreement, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Redemption Procedures and Cashless Exercise

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our Class A Common Stock issuable upon the exercise of its warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of our Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of our Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

We believe this feature is an attractive option to use if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would

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have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of our Class A Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of our Class A Common Stock is increased by a share capitalization payable in shares of our Class A Common Stock, or by a split-up of common stock or other similar event, then, on the effective date of such share capitalization, split-up or similar event, the number of shares of our Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of common stock entitling holders to purchase our Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of our Class A Common Stock equal to the product of (i) the number of shares of our Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our A Common Stock) and (ii) the quotient of (x) the price per share of our Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of our Class A Common Stock, in determining the price payable for our Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of our Class A Common Stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the our Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to the holders of our Class A Common Stock on account of such our Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination or reclassification of our Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of our Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of our Class A Common Stock.

Whenever the number of shares of our Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding our Class A Common Stock (other than those described above or that solely affects the par value of such our Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of

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shares of our Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Class A Common Stock in such a transaction is payable in the form of our Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any defective provision, or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth herein, (ii) adjusting the provisions relating to cash dividends on our Class A Common Stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive our Class A Common Stock. After the issuance of our Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Private Placement Warrants

The private placement warrants (including our Class A Common Stock issuable upon exercise of the private placement warrants) will not be redeemable by us for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in the Business Combination, including that they may be redeemed for shares of our Class A Common Stock. If the private placement warrants are held by holders other than the Sponsor or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the Business Combination.

Exclusive Forum

Our Charter provides that, unless we otherwise consent in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on our behalf (b) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of ours, (c) any action asserting a claim against us arising pursuant to any

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provision of the DGCL, our Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of any provisions of our Charter or the Bylaws, or (e) any other action asserting a claim governed by the internal affairs doctrine.

Notwithstanding the foregoing, unless we otherwise consent in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act.

This provision will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of our directors for damages for any breach of fiduciary duty as a director.

Our Charter provides that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), we must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ours or, while serving as a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, advancement and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing lawsuits against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in us may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

Stockholders’ Derivative Actions

Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company is the transfer agent for our Class A Common Stock and the warrant agent for our warrants.

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Listing of Our Class A Common Stock and Our Public Warrants

Our Class A Common Stock and public warrants are currently listed on the New York Stock Exchange (“NYSE”) and trade under the symbols “NOTE” and “NOTE.WS”, respectively.

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